CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 16, 2007, is by and among Point.360, a California corporation (“Point.360”), New 360, a California corporation and wholly owned subsidiary of Point.360 (“New 360”), and DG FastChannel, Inc., a Delaware corporation (“DG”). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

WHEREAS, Point.360, New 360, and DG are parties to an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, DG will acquire the ADS Business of Point.360;

WHEREAS, pursuant to the Merger Agreement, DG has agreed to commence an exchange offer (the “Exchange Offer”) to acquire all of the issued and outstanding shares (the “Point.360 Shares”) of the common stock, no par value per share, of Point.360, in which Exchange Offer each Point.360 Share validly tendered and not properly withdrawn will be exchanged for a certain number of shares of common stock, par value $0.001 per share, of DG (the “DG Common Stock”) as provided in the Merger Agreement (such amount of shares of DG Common Stock paid per Point.360 Share pursuant to the Exchange Offer, the “Exchange Offer Consideration”);

WHEREAS, the Merger Agreement provides that, following the date (the “Acceptance Date”) on which DG accepts for exchange, and exchanges the Exchange Offer Consideration for, all Point.360 Shares validly tendered and not withdrawn pursuant to the Exchange Offer, Point.360 will be merged with and into DG, with DG continuing as the surviving corporation;

WHEREAS, the Merger Agreement contemplates that, on the Acceptance Date immediately prior to the consummation of the Exchange Offer: (i) Point.360 will contribute to New 360 all of the Excluded Assets in exchange for shares of New 360 common stock; (ii) New 360 will assume all of the Assumed Liabilities; and (iii) immediately thereafter, Point.360 will distribute to its shareholders (other than DG), on a pro rata basis, without consideration being paid by such shareholders, all then-outstanding shares of New 360 common stock (the “Spin-Off”);

WHEREAS, it is the intention of the parties to this Agreement that the contribution by Point.360 of the Excluded Assets to New 360 and the assumption of the Assumed Liabilities by New 360, together with the Spin-Off, will qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Acceptance Date” has the meaning set forth in the recitals to this Agreement.

(b) “Agreement” has the meaning set forth in the first paragraph of this Agreement.

(c) “Assumption of Assumed Liabilities” has the meaning set forth in Section 2(b).

(d) “Books and Records” means all books of account, ledgers, general, financial, legal, regulatory, Tax, accounting, personnel and employment records, files, customer lists, sales and promotional literature, correspondence, manuals, data, papers and other information, whether in hard copy or computer or other format, of Point.360 and/or IVC.

(e) “Cash” as of any specified date means cash and cash equivalents calculated net of issued but uncleared checks and drafts.

(f) “CBS Agreement” has the meaning set forth in Section 2(f) of this Agreement.

(g) “Contribution” has the meaning set forth in Section 2(b).

(h) “DG” has the meaning set forth in the first paragraph of this Agreement.

(i) “DG Common Stock” has the meaning set forth in the recitals to this Agreement.

(j) “DG Confidentiality Agreement” has the meaning set forth in Section 3(b)(ii).

(k) “Exchange Offer” has the meaning set forth in the recitals to this Agreement.

(l) “Exchange Offer Consideration” has the meaning set forth in the recitals to this Agreement.

(m) “Indemnification Agreement” has the meaning set forth in Section 6.

(n) “IVC” means International Video Conversions, Inc., a California corporation and wholly owned subsidiary of Point.360.

(o) “Licensed IP” has the meaning set forth in Section 4(a).

(p) “Merger Agreement” has the meaning set forth in the recitals to this Agreement.

(q) “Merger Effective Time” means the time at which the merger of Point.360 with and into DG that is contemplated by the Merger Agreement becomes effective in accordance with the Delaware General Corporation Law and the California General Corporation Law.

(r) “New 360” has the meaning set forth in the first paragraph of this Agreement.

(s) “Non-ADS Real Property Leases” means the six (6) leases or sub-leases by Point.360 of real property that are described in Schedule A to this Agreement.

(t) “Point.360” has the meaning set forth in the first paragraph of this Agreement.

(u) “Point.360 Shares” has the meaning set forth in the recitals to this Agreement.

(v) “Spin-Off” has the meaning set forth in the recitals to this Agreement.

(w) “Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign Tax credit, excess charitable contribution, general business credit or any other item of loss, deduction or credit that could reduce a Tax liability.

(x) “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

(y) “Tentative Tax Item Allocation” has the meaning set forth in Section 7.

(z) “Tentative Tax Item Allocation Date” has the meaning set forth in Section 7.

(aa) “Transfer” or “Transfers” means the contribution, assignment, conveyance and transfer.

(bb) “Transfer of Excluded Assets” has the meaning set forth in Section 2(a).

SECTION 2. CONTRIBUTION AND SPIN-OFF

(a) Transfer of Excluded Assets by Point.360 to New 360. Effective as of immediately prior to DG’s consummation of the Exchange Offer on the Acceptance Date, Point.360 hereby Transfers to New 360 (the “Transfer of Excluded Assets”), in exchange for the concurrent issuance by New 360 to Point.360 of a number of shares of New 360 common stock equal to the number of Point.360 Shares outstanding on the Acceptance Date (other than Point.360 Shares owned by DG), all of the right, title and interest of Point.360 and/or IVC in and to all of the Excluded Assets. Point.360 shall retain all of its right, title and interest in and to all of the Acquired Assets.

(b) Assumption of Assumed Liabilities by New 360. Effective as of immediately prior to DG’s consummation of the Exchange Offer on the Acceptance Date, Point.360 hereby delegates to New 360, and New 360 hereby assumes from Point.360, and agrees to pay, perform, discharge and fulfill, all of the Assumed Liabilities (the “Assumption of Assumed Liabilities” and, together with the Transfer of Excluded Assets, the “Contribution”).

(c) Spin-Off of New 360 Common Stock. On the Acceptance Date immediately following the Contribution but immediately prior to DG’s consummation of the Exchange Offer, Point.360 shall distribute to its shareholders (other than DG), on a pro rata basis, without consideration being paid by such shareholders, all of the outstanding shares of New 360 common stock. Subject to any limitations imposed by applicable law, Point.360 shall be entitled to select the record date to be used in determining the shareholders entitled to receive the distribution of shares of New 360 common stock in the Spin-Off; provided that such record date must be prior to the Acceptance Date.

(d) Further Assurances. This Agreement is intended by the parties to fully evidence and carry out (without the need for additional documents) the Acceptance Date Transfer of the Excluded Assets by Point.360 to New 360 pursuant to Section 2(a) and the Acceptance Date assumption by New 360 of the Assumed Liabilities pursuant to Section 2(b); provided, however, from and after the Acceptance Date, (i) if requested by New 360, Point.360 shall execute and deliver to New 360 a bill of sale or similar instrument that further evidences the Transfer of the Excluded Assets to New 360 and/or stock powers with respect to the Transfer of the capital stock of IVC to New 360, and (ii) if requested by Point.360 or DG, New 360 shall execute and deliver to Point.360 an assumption agreement or similar instrument that further evidences New 360’s assumption of the Assumed Liabilities. Each such instrument must be in form and substance reasonably satisfactory to Point.360, New 360 and DG. Without limiting the generality of the foregoing, from and after the Acceptance Date, each of Point.360, New 360 and DG shall cooperate with the other parties in executing and delivering any other instruments necessary to effectuate the Contribution as may be reasonably requested by any other party from time to time, in each case consistent with the terms of this Agreement.

(e) Conditions to Point.360’s Obligations. Point.360 shall not be obligated to Transfer the Excluded Assets to New 360, and New 360 shall not be obligated to assume the Assumed Liabilities, unless and until (i) the Form 10 to be filed by New 360 with the SEC has been declared effective under the Exchange Act, and no stop order with respect thereto is in effect and (ii) DG has given Point.360 at least one (1) business day’s prior written notice of the Acceptance Date.

(f) CBS Agreement. Point.360 and CBS Worldwide Distribution, CBS Broadcasting, Inc. are parties to an Agreement, dated January 31, 2006 (the “CBS Agreement”), that constitutes an Excluded Asset. New 360 hereby agrees that: (i) it shall comply with the terms of the CBS Agreement from and after the Acceptance Date; (ii) it shall not use any products or services under the CBS Agreement from and after the Acceptance Date; and (iii) it shall not allow any renewal, extension or further assignment of the CBS Agreement.

(g) No Representations or Warranties. This Agreement shall not be construed as containing, expressly or by implication, any representations or warranties by Point.360, New 360 or DG regarding (i) the nature, condition, amount or value of any Acquired Assets, Assumed Liabilities, Excluded Assets or Retained Liabilities, (ii) any consents, waivers or approvals from Governmental Entities and other third parties that are required to be obtained in connection with the transactions contemplated by this Agreement or (iii) the absence of security interests, liens, claims and other encumbrances with respect to any Acquired Assets or Excluded Assets. All Acquired Assets and Excluded Assets are being transferred or retained, as applicable, on an “as is,” “where is” basis.

SECTION 3. RETENTION BY POINT.360 OF THE ACQUIRED ASSETS AND RETAINED LIABILITIES

(a) For the avoidance of doubt, from and after the Contribution: (i) Point.360 shall retain all of its right, title and interest in and to the Acquired Assets to the same extent that such right, title, and interest existed immediately prior to the Contribution; (ii) Point.360 shall retain the obligation to pay, perform, discharge and fulfill all of the Retained Liabilities; (iii) New 360 shall have no right, title or interest in or to any of the Acquired Assets; and (iv) New 360 shall have no obligation to pay, perform, discharge or fulfill any of the Retained Liabilities.

(b) Books and Records.

(i) For a period of at least five years after the Acceptance Date (or the later of the applicable statute of limitations for Books and Records relating to Taxes), New 360 shall retain the Books and Records that constitute Excluded Assets. For a period of at least five years after the Acceptance Date (or the later of the applicable statute of limitations for Books and Records relating to Taxes), Point.360 and DG shall retain the minute books and share record books relating to Point.360 and the Books and Records that constitute Acquired Assets.

(ii) During the five-year period after the Acceptance Date (or the later period described in Section 3(b)(i) for Books and Records relating to Taxes), each of New 360, on the one hand, and DG and Point.360, on the other hand, shall provide to the other party and its authorized accountants, counsel and other designated representatives, promptly after receipt of a written request from the requesting party and with any related out-of-pocket expenses to be paid by the requesting party, reasonable access during normal business hours to the Books and Records that such providing party is required to retain pursuant to the terms of Section 3(b)(i), subject to appropriate restrictions for classified, privileged or confidential information; provided, however, a request for access that is made by New 360, DG or Point.360, as applicable, must specify in reasonable detail the Books and Records to which such requesting party desires access, and such request must specify a legitimate business purpose for such access; provided, further, however, (i) in the case of a request by DG or Point.360, such request must relate solely to Books and Records relating to the Acquired Assets, the Retained Liabilities or the ADS Business and (ii) in the case of a request by New 360, such request must relate solely to Books and Records relating to the Excluded Assets, the Assumed Liabilities or Point.360’s business prior to the Merger Effective Time. The confidentiality provisions contained in Section 1 of the Noncompetition Agreement to be entered into by and between DG and New 360 shall govern the use and disclosure of any ADS Confidential Information (as defined in said agreement) that is obtained by New 360 pursuant to this Section 3(b)(ii). The Confidentiality Agreement, dated August 16, 2006, by and between DG and Point.360, as amended on April 16, 2007 to add New 360 as a party thereto (the “DG Confidentiality Agreement”), shall govern the obligations owed to New 360 regarding the use and disclosure of any Confidential Information (as defined in said agreement) that is obtained by DG or Point.360 pursuant to this Section 3(b)(ii).

(iii) Nothing in this Section 3(b) shall require any party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a party is otherwise required to disclose any such information pursuant to this Section 3(b), such party shall use commercially reasonable efforts to seek to obtain a consent from such third party to the disclosure of such information.

(iv) After the Acceptance Date, each of New 360, Point.360 and DG may receive from third parties mail, packages and other communications properly belonging to another party. The receiving party shall promptly deliver such mail, packages or other communications at its expense to the proper party.

(v) New 360 shall promptly deliver any Books and Records which are in electronic format or otherwise and which constitute Acquired Assets to DG upon written request; provided that such Books and Records are identified with reasonable specificity in such request. Notwithstanding anything in this Agreement to the contrary, New 360 shall not be obligated to deliver any Books and Records which are in electronic format (other than those Books and Record specifically identified in Schedule C) unless and until a request for such Books and Records is received in accordance with the immediately preceding sentence.

(c) Point.360 Lockbox. From and after the Acceptance Date, New 360 shall remit to DG on a weekly basis any payments received by New 360 in respect of accounts receivable constituting Acquired Assets (regardless of the manner in which such payments are received by New 360).

SECTION 4. INTELLECTUAL PROPERTY LICENSES

(a) Effective upon the consummation of the Contribution, New 360 hereby grants to Point.360 and DG a non-exclusive, non-transferable, royalty-free license for a term of five (5) years after the Acceptance Date to use, solely in connection with the operation of the ADS Business, all Intellectual Property constituting Excluded Assets that is currently used in the conduct of the ADS Business (the “Licensed IP”); provided that New 360 shall not further license the Licensed IP to any third party engaged in a business equivalent to the ADS Business. Neither Point.360 nor New 360 makes any representation or warranty, expressed or implied, regarding any of the Licensed IP. Neither Point.360 nor DG shall have the right to use any of the Licensed IP after the expiration of the five-year term described in this Section 4(a). DG hereby agrees to pay any license fees or other fees owed by New 360 to third party licensors in respect of the Licensed IP arising from DG’s use of the Licensed IP; provided that DG shall be responsible to pay only the incremental fees owed by New 360 arising out of DG’s use of the Licensed IP in a manner other than the manner in which Point.360 currently uses the Licensed IP to conduct the ADS Business.

(b) After the Acceptance Date, New 360 shall cooperate with DG and Point.360 in permitting such parties to use the Licensed IP to the same extent and in the same manner that Point.360 currently uses the Licensed IP to conduct the ADS Business. DG and Point.360 agree to comply with any reasonable quality control standards and confidentiality requirements regarding the Licensed IP that may be delivered to them from time to time by New 360, and New 360 shall be entitled to terminate the license granted pursuant to Section 4(a) if DG or Point.360 fails in any material respect to comply with the requirements of this sentence and such failure remains uncured after ten (10) business days following DG’s receipt of written notice thereof.

(c) From the consummation of the Contribution through and until the Merger Effective Time, New 360 hereby grants to Point.360 an exclusive, non-transferable, royalty-free license to use and display the trademark “Point.360” solely in connection with the conduct of the ADS Business.

(d) From and after the Merger Effective Time, (i) neither Point.360 nor DG shall have any right to use the trademark “Point.360” and (ii) each of Point.360 and DG shall use its best efforts to remove or strike “Point.360” from the Acquired Assets, including stationery, websites, e-mail and other documents as soon as practicable thereafter.

SECTION 5. NON-ADS REAL PROPERTY LEASES

(a) Notwithstanding anything else in this Agreement to the contrary, with respect to each Non-ADS Real Property Lease for which a lessor’s consent to the Transfer of such lease to New 360 has not been obtained prior to the Acceptance Date but for which a lessor’s consent to a sublease to New 360 has been obtained prior to the Acceptance Date, (i) such Non-ADS Real Property Lease shall be deemed to be an Acquired Asset until such time, if any, as the lessor’s consent to the Transfer of such lease to New 360 is obtained and (ii) Point.360 and New 360 shall enter into a sublease regarding such Non-ADS Real Property Lease prior to the Acceptance Date, such sublease to have substantially the same terms as such Non-ADS Real Property Lease.

(b) Notwithstanding anything else in this Agreement to the contrary, with respect to each Non-ADS Real Property Lease for which a lessor has neither consented to the Transfer of such lease to New 360 nor consented to a sublease to New 360 (a “Problematic Lease”), (i) such Problematic Lease shall be deemed to be an Acquired Asset until such time, if any, as the lessor’s consent to the Transfer of such lease to New 360 is obtained; (ii) Point.360 shall use its reasonable commercial efforts to cooperate in any reasonable and lawful arrangement to permit New 360 to occupy and use the real property and improvements covered by such Problematic Lease in the ordinary course of business in accordance with past practice, including accepting such reasonable direction as New 360 shall request of Point.360; and (iii) New 360 shall pay and remit to Point.360 at the beginning of each month following the Acceptance Date, an amount equal to the sum of the rent and any other amounts payable to the lessor under such Problematic Lease for such month. Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer any Problematic Lease or any claim or right or any benefit arising thereunder or resulting therefrom unless and until the lessor’s consent to the Transfer of such lease to New 360 or the sublease to New 360 has been obtained.

(c) From and after the Acceptance Date, DG shall cooperate, at New 360’s sole cost and expense, with New 360 to obtain the lessor’s consent to the Transfer of any Non-ADS Real Property Lease deemed to be an Acquired Asset pursuant to this Section 5 to New 360.

SECTION 6. INDEMNIFICATION

On the Acceptance Date, New 360 and DG will become parties to an Indemnification and Tax Matters Agreement (the “Indemnification Agreement”) substantially in the form of Exhibit F to the Merger Agreement. The Indemnification Agreement will set forth certain indemnification and other obligations of New 360 and DG regarding the Assumed Liabilities, the Retained Liabilities, Taxes and other matters.

SECTION 7. TAX MATTERS

Any Tax Items or Tax Attributes required or permitted to be allocated to or between Point.360 and New 360 for taxable periods ending on or before the Acceptance Date shall be allocated to or between Point.360 and New 360 in accordance with applicable Tax law. Within sixty (60) days of the Contribution (the “Tentative Tax Item Allocation Date”), the accountants for New 360 shall tentatively determine (or cause to be determined) reasonably and in good faith the amounts and proper allocation of such items and attributes to and between Point.360 and New 360, and the Tax basis of the assets and liabilities transferred to New 360 in connection with the Contribution (the tentative determination and allocation of such Tax Items, Tax Attributes and tax basis information, the “Tentative Tax Item Allocation”). On the Tax Item Tentative Allocation Date, New 360 shall forward to DG the Tentative Tax Item Allocation and information in adequate detail to explain the basis of such calculation. New 360 shall provide DG with access to the Books and Records used by New 360 to determine the Tentative Tax Items Allocation and such other information as DG reasonably requests that may be pertinent to its review of the Tentative Tax Items Allocation. DG may dispute the calculation of the Tentative Tax Item Allocation or any element thereof by notifying New 360 of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Tentative Tax Item Allocation. In the event that DG does not provide such a notice of disagreement within such thirty (30) day period, it shall be deemed to have accepted the accuracy of such Tentative Tax Item Allocation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, New 360 and DG shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Tentative Tax Item Allocation. If New 360 and DG are unable to resolve such disagreements then, at any time thereafter, either New 360 or DG may require that an independent accounting firm of recognized national standing mutually selected by New 360 and DG (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the Tentative Tax Item Allocation is correct under applicable Tax law and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Tentative Tax Item Allocation requires adjustment. The fees and expenses of the Auditor shall be shared equally by New 360 and DG. The determination of the Auditor shall be final, conclusive and binding on the parties. The Tax Item Allocation as finally determined in accordance with this Section 7 is hereinafter referred as to the “Final Tax Item Allocation”. New 360 and Point.360 agree to compute their Tax liabilities for taxable periods after the Acceptance Date consistent with the Final Tax Item Allocation and treat the Tax Attributes and Tax Items as reflected on any federal (or applicable state, local or foreign) income Tax Return filed by the parties as presumptively correct.

SECTION 8. MISCELLANEOUS

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to DG, or to Point.360 after the Acceptance Date, to:

DG FastChannel, Inc.
750 W. John Carpenter Freeway, Suite 700
Irving, TX 75039
Attention: Chief Financial Officer
Telephone No.: (972) 581-2000
Facsimile No.: (972) 581-2100

with a copy to:

Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, DC 20004
Attention: William P. O’Neill
Telephone No.: (202) 637-2200
Facsimile No.: (202) 637-2201

and

(ii) if to New 360, or to Point.360 prior to the Acceptance Date, to:

New 360 (to be renamed Point.360 after the Merger Effective Time)
2777 North Ontario Street
Burbank, CA 91504
Attention: Chief Financial Officer
Telephone No.: (818) 565-1400
Facsimile No.: (818) 847-2503

with a copy to:

Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Attention: William Gould
Telephone No.: (310) 780-1338
Facsimile No.: (310) 201-4746

(b) Counterparts; Facsimile. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(d) Assignment. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

(e) Amendments; Waiver. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto. Any party may waive any provision of this Agreement or compliance therewith; provided that such waiver is set forth in an instrument in writing signed by the party to be bound thereby. Any waiver or failure to insist on strict compliance with any agreement or obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(f) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible..

(g) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g).

(h) Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the date the Merger Agreement is terminated in accordance with its terms; provided, however, that this Section 8 shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

POINT.360

By:
Name: Haig S. Bagerdjian
Title: Chairman, President and CEO

NEW 360

By:
Name: Haig S. Bagerdjian
Title: Chairman, President and CEO

DG FASTCHANNEL, INC.

By:
Name: Scott K. Ginsburg
Title: Chairman and CEO

[Signature page to Contribution Agreement]

Schedule A

Excluded Assets

“Excluded Assets” means all of the Assets not used exclusively in connection with the ADS Business, including, without limitation, those Assets set forth in this Schedule A.

(1) The severance and change-in-control agreements between Point.360 and each of Haig S. Bagerdjian and Alan R. Steel;

(2) All employees of Point.360 and/or IVC, other than employees listed in Schedule C to this Agreement;

(3) The “Point.360” trademark and all other Intellectual Property (including Software and the trademarks “Reel-Safe”, “Vision.360”, “Spot.360”, “Point Perfect”, “Vault.360”, “Audio.360” and “Post.360”);

(4) All IVC capital stock owned by Point.360;

(5) All Cash (including proceeds from the exercise prior to the Merger Effective Time of the Company Options) and bank accounts;

(6) All Non-ADS Real Property Leases, which consist of:

(a) Building Lease (1133 Hollywood Way, Burbank Facility) dated June 11, 1998 between Point.360 and Hollywood Way Office Ventures LLC;

(b) Standard Industrial / Commercial Single - Tenant Lease - Net (712 N. Seward St., Los Angeles facility) dated January 24, 1997 between Point.360 and Richard Hourizadeh as amended in July 2002;

(c) Standard Industrial / Commercial Multi-Tenant Lease-Net (West Los Angeles facility) dated March 17, 2004 between Point.360 and Martin Shephard, as co-Trustee of the Shephard Family Trust of 1988;

(d) Standard Industrial Lease - Net (Highland facility) dated April 3, 1989 between Point.360 and Leon Vahn FBO for Leon Vahn Living Trust, as amended;

(e) Standard Industrial / Commercial Multi-Tenant Lease -Net (IVC facility) dated March 1, 2002 between Point.360 and 2777 LLC, as amended; and

(f) Lease Agreement (Media Center) dated March 29, 2006 between Point.360 and LEAFS Properties, LP;

(7)  All security deposits delivered in connection with the Non-ADS Real Property Leases, other than the security deposit under any Non-ADS Real Property Lease for which the lessor’s consent to the Transfer of such lease to New 360 is not obtained within 45 days after the Closing Date;

A-1

(8) All Company Agreements (including the CBS Agreement and the DG Confidentiality Agreement), other than Company Agreements that constitute Acquired Assets;

(9) All Tax refunds and other Tax benefits arising from any activities of Point.360 and/or IVC conducted during the Pre-Acceptance Date Tax Period (as such term is defined in the Indemnification Agreement);

(10) All Books and Records, other than minute books and share records relating to Point.360 and other than Books and Records pertaining exclusively to the ADS Business, any Acquired Asset or any Retained Liability;

(11) Assets identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the “Post Group” heading; and

(12) Asset Purchase Agreement, dated March 7, 2007, by and among Point.360, Eden FX and the shareholders of Eden FX.

Notwithstanding the foregoing provisions of this Schedule A, the Excluded Assets shall not include any of the Assets set forth in the Schedule C to this Agreement and any Assets identified after the date hereof but prior to the Acceptance Date by Point.360’s independent public accountants that should have been set forth in Schedule C to this Agreement (including the general ledger attached hereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

A-2

Schedule B

Assumed Liabilities

“Assumed Liabilities” means (i) accounts payable and other accrued expenses not exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees of Point.360 and/or IVC (other than the employees listed in Schedule C to this Agreement); (iii) any indebtedness in excess of $7,000,000 under (x) that certain Standard Loan Agreement, dated March 29, 2006, between Point.360 and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and Point.360, dated December 30, 2005 and March 30, 2007, respectively, (iv) any and all Liabilities of Point.360 and/or IVC, whether arising before, on or after the consummation of the Contribution, to the extent resulting from or arising out of (x) the operation or conduct of Point.360’s business (other than the ADS Business) prior to the consummation of the Contribution on the Acceptance Date or (y) the past, present or future ownership or use of any of the Excluded Assets, (v) all Liabilities for Taxes of Point.360 and/or IVC for any Pre-Acceptance Date Tax Period (as such term is defined in the Indemnification Agreement) and (vi) those Liabilities set forth in this Schedule B.

(1) Liabilities arising under the Company Agreements described in Schedule A to this Agreement; and

(2) Liabilities identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the “Post Group” heading.

Notwithstanding the foregoing provisions of this Schedule B, the Assumed Liabilities shall not include any of the Retained Liabilities.

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Schedule C

Acquired Assets

“Acquired Assets” means all of the Assets set forth in this Schedule C and any Assets identified after the date hereof but prior to the Acceptance Date by Point.360’s independent public accountants that should have been set forth in this Schedule C (including the general ledger attached hereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

(1) The severance contract between Point.360 and Jonathan Lurie, dated March 2, 2007, and the severance contract between Point.360 and John Lipuma, dated February 15, 2007;

(2) Change in Control Agreements between Point.360 and the following employees of the ADS Business: Jonathan Lurie; Mark Dunn; Bruce Jones; John McKinley; Mike Rizzotti; and George Bonet;

(3) The following employees of Point.360 and/or IVC: Enstrom, Kathleen Dawn; Lurie, Jonathan; Coppage, Marty Lee; Cuomo, Andrew G.; Dunn, Mark A.; Francis, Kenneth R.; Kroeter, Clifford; Kroll, Valerie D.; Lipuma, John J.; Rashid, Gary S.; Webb, James M.; Mendez, Raul F.; Jones, Bruce F.; McCallum, Richard Eugene; Delos Reyes, Maria Regina; Ruhtz, Craig A.; Snyder, Shane; Otto, David L.; Desiderio, Kent P.; Guardado, Vladimir D.; Sanchez, Marlon; Gonzalez, Jesus Pancho D.; Averseng, Alain; Robles, Abel; Isavi, Allen; Mersola, Jamie M.; Orellana, Veronica; Rizzotti, Michael A.; Schoeder, Richard E.; Cucinotti, Christina; Foster, Monica Thea; Kachoian, Leslie Heskin; Kroll, Stephanie Diane; Lives, Wesley H.; Moreno, Nicole M.; Norman, Connie; Russomano, Pamela Ann; Sheveck, Vicki Ann; Mendoza, Victor; Pellerin, Ruth N.; Apodaca, Miguel; Luna, Daniel; Romandi, Adam; Valenzuela, Julio Roberto; Hutcherson, Anise Antonetta; Rodriguez, Aracely; Bey, Tyryn; Cruz, Percy M.; Vasquez, Ellery; Bailey, Lonnie; Bonet, George A.; Joaquin, Juneann M.; Marquez, Oscar; Williams, Mikel U.; Alcocer, Moises; Malloy, Norman A.; Mauras, Roberto; Ogletree, Derrick S.; Thompson, Ramel R.; Yorke, Patricia R.; Nunez, Juan E.; Rosado, Ricky; Karst, Susan I.; Abbinante, John; Andrew, Gregory H.; Rios Lira, Jose Angel; Lorek, Jon; McKinley, John; Barnes, Merlin K.; Foster, Karen D.; Mannino, Vincent; Michelon, Maria; Harris, Yvonne B; Archer, Marcello D.; Ortiz, Ramon G.; Van Riper, Mary S.; Enstrom, Kimberly J.; Johnson, Robert C.; Thomas, Erin L.; Lowery, Darci A.; Rhodes, Jerry D.; McClintock, Magan E.; Smith, Kati Lea; Emmert, Steven C.; Davis, Gary Dewayne; Scoggins, Kevin Scott; Smith, Anna M.; Alfaro, Efrain; Fernandez, Gerardo Manuel; Grant, Dennis E.; Villacorta Baian Lombardo;

(4) Accounts receivable, deposits, inventory (including, without limitation, tape stock and labels), and prepaid expenses exclusively related to the ADS Business;

(5) Security deposits delivered in connection with any Non-ADS Real Property Lease for which the lessor’s consent to the Transfer of such lease to New 360 is not obtained within 45 days after the Closing Date;

(6) The following Company Agreements:

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(a) Commercial Lease Agreement (Dallas Facility) dated August 1, 2000 between VDI Multimedia (now Point.360) and JLCX Property Fund, Ltd., as amended February 28, 2005;

(b) Lease (Chicago Facility) dated May 8, 1992 between Multimedia Services, Inc. (now Point.360) and ZVI/430 Associates Limited Partnership, as amended on August 28, 1996, July 10, 1998 and September 16, 2002;

(c) Office Building Lease (San Francisco Facility) dated October 30, 2002 between Point.360 and Abbott Corporation;

(d) Agreement of Lease (New York Facility) dated December 10, 1998 between VDI Media Co. (now Point.360) and 114 West 26th Street Associates, L.P.;

(e) AIR Commercial Real Estate Association Standard Industrial / Commercial Single - Tenant Lease (Los Angeles- McCadden Facility) dated August 16, 2005 between Point.360 and Isadore M. Chait, d/b/a I.M. Chait Gallery / Auctioneers;

(f) Services Agreement dated July 1, 2005 between Point.360 and Burger King Corporation;

(g) FedEx Pricing Agreement dated May 2, 2005 among Point.360, Federal Express Corporation, and FedEx Ground Package System, Inc. as amended on June 9, 2005;

(h) Letter Agreement dated June 23, 2005 among Point.360, Digital Generation Systems, Inc. Pepsi-Cola Advertising and Marketing, Inc., Frito-Lay, Inc., and Quaker Oats Company, as amended December 13, 2005;

(i) Letter Agreement dated July 26, 2001 between Point.360 and Audio Audit, Inc.; and

(j) Various agreements related exclusively to telephone, data, copier, utility, and other services at the five Point.360 offices described in sub-paragraphs (a) to (e) of this paragraph (6);

(7) Minute books and share record books relating to Point.360;

(8) Books and Records pertaining exclusively to the ADS Business, any Acquired Asset or any Retained Liability, including, without limitation, invoices and order history, rate cards, historical monthly financial statements, detailed inventory of the boxed or pallet storage of media assets (regardless of where stored) attached hereto, customers’ media files, customer lists and employee/payroll files of the employees listed in this Schedule C;

(9) Assets identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the “ADS Group” heading; and

(10) Any shares of DG Common Stock owned, beneficially or of record, by Point.360.

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Schedule D

Retained Liabilities

“Retained Liabilities” means (i) accounts payable and other accrued expenses exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees listed in Schedule C to this Agreement; (iii) no more than $7,000,000 of indebtedness (“Specified Indebtedness”) under (x) that certain Standard Loan Agreement, dated March 29, 2006, between Point.360 and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and Point.360, dated December 30, 2005 and March 30, 2007, respectively; (iv) any and all Liabilities (other than for Taxes) of Point.360 and/or IVC, whether arising before, on or after the Acceptance Date, to the extent not inconsistent with any Liabilities set forth in the definition of “Assumed Liabilities” or identified in Schedule B to this Agreement and resulting exclusively from or arising exclusively out of (x) the operation or conduct of the ADS Business prior to or after the consummation of the Contribution, (y) the operation or conduct of Point.360’s business after the consummation of the Contribution or (z) the past, present or future ownership or use of any of the Acquired Assets; (v) all Liabilities for Taxes of Point.360 for any Post-Acceptance Date Tax Period (as such term is defined in the Indemnification Agreement); and (vi) those Liabilities set forth in this Schedule D.

(1) Liabilities arising under the Company Agreements described in Schedule C to this Agreement; and

(2) Liabilities identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the “ADS Group” heading; provided that, notwithstanding anything to the contrary in such general ledger, it is understood and agreed by the parties hereto that Retained Liabilities shall include up to $7,000,000 of Specified Indebtedness.

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General Ledger

(See attached.)

Inventory of ADS Customers’ Vaulted Media Elements

(See attached.)